UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2018, Empire Resorts, Inc. (the “Company”) entered into a Revolving Loan Agreement (the “Sub Revolving Loan Agreement”) with Montreign Operating Company, LLC (“Montreign”), its indirect, wholly-owned subsidiary. The Sub Revolving Loan Agreement provides for loans (in the aggregate, the “Sub Revolving Loan”) to Montreign in an aggregate principal amount of up to $10 million (the “Loan Amount”). Interest will accrue on outstanding borrowings at a rate of 7% per annum and will be payable beginning on the last day of each calendar quarter beginning on March 31, 2019. Of that interest, 1% will be payable in cash and 6% will accrue and remain outstanding until paid in full (and continue to bear interest). The Sub Revolving Loan, together with interest accrued and yet unpaid, shall be due and payable on April 25, 2023.

As a condition to each advance under the Sub Revolving Loan, (i) Montreign will be required to deliver a written request for an advance three days before the date on which the advance is made; (ii) after giving effect to the advance, the principal amount outstanding shall not exceed the Loan Amount; (iii) no event of default will have occurred and be continuing, or would occur after giving effect to the advance, on the date of the advance request.

The Sub Revolving Loan Agreement contains customary representations and warranties and affirmative covenants, including representations, warranties and covenants on organization, authorization, enforceability and maintenance of existence.

The Sub Revolving Loan is secured by a security interest in all personal property of Montreign except Excluded Collateral (as such term is defined in the Sub Revolving Loan Agreement). Obligations under the Sub Revolving Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including, among others: nonpayment of principal, interest or fees, breach of any term, covenant, or agreement under the Sub Revolving Loan Agreement, a bankruptcy proceeding involving Montreign, whether voluntary or involuntary and the acceleration of any indebtedness in excess of $10,000,000.

Montreign agreed to indemnify the Company and its officers, partners, members, directors, employees and agents (together, the “Indemnified Parties” and each an “Indemnified Party”) against any and all damages arising out of any negligence or tortious acts or omissions by Montreign or its agents, contractors, servants or employees, any failure by Montreign to comply with the terms of the Sub Revolving Loan Agreement, and any failure by Montreign to comply with the law, except to the extent any such damages result from the gross negligence or willful misconduct of an Indemnified Party.

On November 30, 2018 and December 7, 2018, the Company advanced an aggregate of $10,000,000 to Montreign pursuant to a request for advance under the Sub Revolving Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2018

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller

Name:	Ryan Eller
Title:	President and Chief Executive Officer